EXHIBIT 99.1

(ROYL)
News for Immediate Release

ROYALE ENERGY ANNOUNCES 2018 ANNUAL MEETING OF SHAREHOLDERS AND NOMINEES FOR BOARD OF DIRECTORS
June 26, 2018 -- San Diego, California – Royale Energy, Inc., (OTCQB : ROYL) announced today that the 2018 annual meeting of shareholders, or “Royale Annual Meeting,” will be held on July 26, 2018 at 10:30 A.M., PDT, at Hilton Los Angeles Airport, 5711 West Century Boulevard, Los Angeles, California 90045. The proxy statement containing the meeting details is available on the Royale’s website (ROYL.com) and will be mailed to shareholders in the first week in July.
Royale is also pleased to announce the slate of Directors that are presented for vote to serve for the one-year terms beginning at the annual meeting. All candidates possess extensive management experience in small to large, private and public oil and gas companies. These candidates have the potential to significantly propel the company toward its growth objectives.
Jonathan Gregory is nominated for re-election to the board. Mr. Gregory has served on our board since 2014 and was Royale’s chief executive officer from September 10, 2015 until June 1, 2018.  In addition to his continued service on Royale’s board, Mr. Gregory is the chief executive officer of Royale’s affiliate, RMX Resources, LLC, the developer of Royale’s operations in the Los Angeles Basin’s Sansinena Field.
Johnny Jordan and Rod Eson were appointed to the board in January 2018 in anticipation of the merger between Royale and Matrix Oil Management Corporation which closed in March 2018. They are nominated for election for full one-year terms.   Mr. Jordan currently serves as Royale’s chief operating officer, and Mr. Eson is the current chief executive officer.
The remaining four nominees, listed below, are qualified independent directors who each possess significant operational, financial and technical experience in the oil and gas industry.
Mel G. Riggs presently is affiliated with the Clayton Williams family office. Mr. Riggs previously served as President of Clayton Williams Energy, Inc. (NYSE: CWEI) from March 2015 until April 2017 when CWEI was acquired for $2.7 billion by Noble Energy, Inc. (NYSE: NBL). Mr. Riggs is a certified public accountant and received a BBA with a degree in accounting from Texas Tech University in 1977.
Tom Gladney, since 2006, has served as president of privately held Bodog Resources, LLC, as a wholly owned private entity which invests in oil and gas, water treatment oil field services, and real estate. Mr. Gladney previously served as executive vice president of Plains Exploration and Production Company (PXP) where he helped increase proved reserves from 239 MMEB to more than 400 MMEB while directing various projects to include integration of the merger of two large public companies, work on development and exploration projects in the Gulf of Mexico and on several key engineering projects.

Barry Lasker has served as founder and managing partner of Baja Oil and Gas LLC, which is focused on exploration projects using geology and geophysics in South Texas since 2017. From January 2005 to January 2015, Mr. Lasker served as president and CEO of Enhanced Oil Resources, Inc. (TSX Venture Exchange). Mr. Lasker has 34 years of oil and gas experience with majors and small public and private companies.
Robert Vogel is a Principal at Lucas Capital Management, a registered investment advisor providing a full suite of financial services to individuals and institutional clients. He is a seasoned executive with extensive background in the energy industry.
Harry E. Hosmer, Royale’s founder and chairman of the board since its inception, is retiring from board membership but will continue to serve in an advisory capacity as chairman of the board emeritus.  His sons, Donald H. Hosmer and Stephen M. Hosmer, continue to serve in executive positions as president of business development and chief financial officer, respectively.
About Royale Energy. Inc.
Royale Energy, Inc. (OTCQB: ROYL) is an independent exploration and production company focused on the acquisition, development, and marketing of oil and natural gas. The Company has its primary operations in California’s Los Angeles and Sacramento Basins.

Forward-Looking Statement
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano
Director of Marketing & PR
619-383-6600
chanda@royl.com
http://www.royl.com